Exhibit 99.1

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 822 2330	March 10, 2009 Tim Ryan, The Shoreham Group 646 342 6199

NEOPROBE ANNOUNCES 2008 RESULTS WITH RECORD MEDICAL DEVICE SALES
Annual Revenues Up 11%
Conference Call Scheduled for 11:00 a.m. tomorrow, Wednesday, March 11, 2009

DUBLIN, OHIO – March 10, 2009 --Neoprobe Corporation (OTCBB: NEOP) today announced its consolidated financial results for the fourth quarter of 2008 and for the full year ended December 31, 2008. For the fourth quarter of 2008, Neoprobe had a net loss of $1.2 million or $0.02 per share compared to a net loss of $1.9 million or $0.03 per share for the fourth quarter of 2007. For fiscal 2008, Neoprobe incurred a net loss of $5.2 million or $0.08 per share compared to a net loss of $5.1 million or $0.08 per share for fiscal 2007. Neoprobe’s loss from operations for the fourth quarter of 2008 was $755,000 compared to $272,000 for the fourth quarter of 2007.  Neoprobe’s loss from operations for the fiscal year ended December 31, 2008 was $3.0 million compared to $1.8 million for fiscal 2007.

Neoprobe reported record revenues from its wholesale medical device businesses of $7.9 million for 2008 compared to $7.1 million in 2007.  The improvement in annual revenue from its medical device lines in 2008 reflects an $816,000 (12%) increase in revenue from its gamma device products to $7.6 million in 2008, compared to $6.8 million in 2007. The growth of the gamma device business was fueled by the launch of two improved device products during 2008; the neoprobe® GDS control unit and a wireless laparoscopic probe.  The growth in the gamma device business offset a $55,000 decline in revenue from the blood flow device business from the prior year.  For the fourth quarter of 2008, overall device revenues topped the $2.0 million mark, a 9% increase compared to the fourth quarter of 2007.  Gross profit for 2008 increased $936,000 (24%) as compared to 2007.  The increase was primarily the result of improved margin related to the 2008 product launches coupled with decreased warranty and obsolescence-related costs offsetting minor price declines related to some gamma detection products.

Neoprobe’s operating expenses increased $2.2 million (39%) to $7.9 million for 2008 compared to $5.7 million in 2007.  The primary reason for the increase was a $1.4 million increase in research and development expenses related to the Lymphoseek® development initiative as the costs related to the conduct of the Phase 3 clinical trial conducted in 2008 were higher than the costs of the Phase 2 trial conducted in 2007.  In addition, Lymphoseek development costs included increased drug production and validation costs in 2008 as compared to 2007. General and administrative expenses increased $575,000 in 2008 over 2007 due primarily to higher corporate governance costs, investment and investor related activities and travel expenses in support of drug development and commercialization activities.

Following are some of the development and investment milestones achieved by Neoprobe in 2008:

•	Initiated patient enrollment in a Phase 3 clinical study to evaluate the efficacy of Lymphoseek in patients with breast cancer or melanoma.
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Submitted a protocol design for a second Phase 3 clinical study to evaluate the efficacy of Lymphoseek as a sentinel lymph node tracing agent in patients with head and neck squamous cell carcinoma to FDA and the EMEA and received a positive protocol assessment from the EMEA.

•	Received a positive response on a regulatory pathway and a Phase 3 clinical trial design for RIGScan® CR with regulatory authorities in the EU under the scientific review process.

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Completed $6 million in investments from Platinum-Montaur Life Sciences LLC (Montaur).  The closings represented the second and third tranches of a total $13 million investment received from Montaur since December of 2007.  The third closing of the investment occurred following notification to Montaur of results from the first 135 lymph nodes tested in a Phase 3 clinical trial for Lymphoseek in patients with breast cancer or melanoma.

•	Introduced an enhanced neoprobe GDS gamma detection system control unit.
•	Introduced a wireless version of a laparoscopic gamma detection probe based on Bluetooth® technology.

“We saw a number of positive results from our oncology medical device product line and our radiopharmaceutical drug development initiatives in 2008,” said David Bupp, Neoprobe’s President and CEO.  “Our gamma device performance for the year exceeded our expectations and we achieved several significant milestones from our radiopharmaceutical development efforts.”  Bupp continued, “While we expect current economic conditions will make 2009 a challenging year we look forward to further positive developments in 2009. The clinical studies for Lymphoseek are achieving positive results and the positive response from the European regulatory authority has provided a feasible development pathway for RIGScan CR.  We expect to announce top-line data for the first Phase 3 trial in patients with breast cancer or melanoma shortly, to be followed by other important announcements relative to the Lymphoseek and RIGScan CR programs.”

Neoprobe’s President and CEO, David Bupp, and Vice President, Finance and CFO, Brent Larson, will provide a business update and discuss the company’s results for the fourth quarter and full year of 2008 during a conference call scheduled for 11:00 AM EST, Wednesday, March 11, 2009.

The conference call can be accessed as follows:

Conference Call Information
TO PARTICIPATE LIVE:		TO LISTEN TO A REPLAY:
Date: Time: Toll-free (U.S.) Dial in # : International Dial in # :	March 11, 2009 11:00AM EST 877-407-8033 201-689-8033	Available until: Toll-free (U.S.) Dial in # : International Dial in # : Replay Passcodes (both required for playback): Account # : Conference ID # :	March 18, 2009 877-660-6853 201-612-7415 286 315934

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients.  Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd.  In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR.  Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT.  Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.  www.neoprobe.com

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Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
	(unaudited)
Assets:

Cash and investments	$4,061,220	$1,540,220
Other current assets	3,179,504	3,106,348
Intangible assets, net	1,393,485	1,601,142
Other non-current assets	985,241	815,237

Total assets	$9,619,450	$7,062,947

Liabilities and stockholders' deficit:

Current liabilities, including current portion of notes payable	$2,322,456	$2,170,908
Notes payable, long-term (net of discounts)	5,922,557	5,303,822
Derivative liabilities	853,831	2,853,476
Other liabilities	546,331	678,335
Preferred stock	3,000,000	-
Stockholders' deficit	(3,025,725)	(3,943,594)

Total liabilities and stockholders' deficit	$9,619,450	$7,062,947

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)

Total revenues	$2,048,187	$1,879,012	$7,886,270	$7,124,811
Cost of goods sold	750,738	858,934	3,010,232	3,184,706
Gross profit	1,297,449	1,020,078	4,876,038	3,940,105

Operating expenses:
Research and development	1,232,278	577,939	4,505,622	2,865,539
Selling, general and administrative	820,490	714,269	3,412,534	2,837,344
Total operating expenses	2,052,768	1,292,208	7,918,156	5,702,883

Loss from operations	(755,319)	(272,130)	(3,042,118)	(1,762,778)

Interest expense	(486,325)	(534,526)	(1,744,825)	(2,284,135)
Loss on extinguishment of debt	-	(859,955)	-	(859,955)
Change in derivative liabilities	(10,610)	(247,876)	(451,383)	(247,876)
Other income, net	21,468	13,592	72,100	66,532

Net loss	$(1,230,786)	$(1,900,895)	$(5,166,226)	$(5,088,212)

Loss per common share:
Basic	$(0.02)	$(0.03)	$(0.08)	$(0.08)
Diluted	$(0.02)	$(0.03)	$(0.08)	$(0.08)

Weighted average shares outstanding:
Basic	69,792,276	66,584,480	68,594,172	62,921,491
Diluted	69,792,276	66,584,480	68,594,172	62,921,491